CERTIFICATE OF DESIGNATIONS
                                       OF
                            SERIES A PREFERRED STOCK
                                       OF
                              SAVE ON ENERGY, INC.

                  Pursuant to Section 14-2-601 of the Georgia Business Corporation Code, Save On Energy, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the Georgia Business Corporation Code, pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board") by the Articles of Incorporation, as amended, of the Corporation, the Board, by unanimous written consent dated February 1, 2002, adopted the following resolution authorizing the creation and issuance of a series of 45,216.15 shares of Series A Preferred Stock (the "Series A Preferred Stock") under the terms of this Certificate of Designation (the "Certificate"), which resolution is as follows:

                  RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors by the Articles of Incorporation, as amended, of the Corporation, the Board hereby creates a series of 45,216.15 shares of Series A Preferred Stock of the Corporation and authorizes the issuance thereof, and hereby fixes the designation thereof, preferences and relative participating, optional and other special limitations or restrictions thereon (in addition to the designations, preferences and relative participating and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Articles of Incorporation, as amended, of the Corporation, which are applicable to the preferred stock of all series, if any) as follows:

                                    ARTICLE 1.
                                   DEFINITIONS

SECTION 1.1. Definitions. The terms defined in this Article whenever used in this Certificate have the following respective meanings:

                            "Additional Shares of Common Stock" shall mean all
shares of Common Stock issued (or, pursuant to Section 5(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                                    (A)     upon conversion of shares of Series
A Preferred Stock;

                                    (B)     to officers,  directors or employees
of, or consultants to, the Corporation pursuant to stock option or stock purchase plans or agreements on terms approved by the Board of Directors, but not exceeding 5,000,000 shares of Common Stock (net of any repurchases of such shares or cancellations or expirations of options), subject to adjustment for all subdivisions and combinations;

                                    (C)     as a distribution on Series A
Preferred Stock;


                                    (D)     upon exercise or conversion of
outstanding options or warrants, respectively; or

                                    (E) for which adjustment of the Conversion
Price is made pursuant to Section 5(e).

                           "Affiliate" has the meaning ascribed to such term in
Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

                           "Business  Day" means a day other than  Saturday,
Sunday or any day on which banks located in the State ofNew York are authorized or obligated to close.

                           "Capital Shares" means the Common Shares and any
other shares of any other class or series of common stock, whether now or hereafter authorized and however designated, which have the right to participate in the distribution of earnings and assets (upon dissolution, liquidation or winding-up) of the Corporation.

                           "Common Shares" or "Common Stock" means shares of
common stock, $.001 par value, of the Corporation.

                           "Common Stock Issued at Conversion" when used with
reference to the securities issuable upon conversion of the Series A Preferred Stock, means all Common Shares now or hereafter Outstanding and securities of any other class or series into which the Series A Preferred Stock hereafter shall have been changed or substituted, whether now or hereafter created and however designated.

                           "Conversion  Date" means any day on which all or any
portion of shares of the Series A Preferred Stock is converted in accordance with the provisions hereof.

                           "Conversion Notice" has the meaning set forth in
Section 6.2.

                           "Conversion  Price" means on any date of
determination the applicable price for the conversion of shares of Series A Preferred Stock into Common Shares on such day as set forth in Section 5.1.

                           "Conversion Rights" has the meaning set forth in
Section 5.1.

                           "Convertible  Securities"  shall mean any  evidences
of indebtedness, shares (other than Common Stock and Series A Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                           "Corporation" means Save On Energy, Inc., a Georgia
corporation, and any successor or resulting corporation by way of merger, consolidation, sale or exchange of all or substantially all of the Corporation's assets, or otherwise.

                            "Dissenting Holders" has the meaning set forth in
Section 7.1.

                           "GBC" means the Georgia Business Corporation Code, as
amended.

                           "Holder" means the Person to whom the shares of
Series A Preferred Stock is issued, any successor thereto, or any Person to whom the Series A Preferred Stock is subsequently transferred in accordance with the provisions hereof.

                           "Junior Securities" has the meaning set forth in
Section 2.1.

                           "Liquidation Event" has the meaning set forth in
Section 4.1(a).

                           "Liquidation Preference" with respect to a share of
the Series A Preferred Stock shall mean the greater of (i) an amount equal to $2.21 per share, plus all accrued but unpaid dividends or (ii) the amount that such share of Series A Preferred Stock would be entitled to if the entire assets and funds of the Corporation legally available for distribution, if any, were distributed among the holders of the Common Stock and the Series A Preferred Stock in proportion to the shares of Common Stock held by them and the shares of Common Stock which they then had the right to acquire upon conversion of the shares of Series A Preferred Stock then held by them.

                           "Options" shall mean rights, options, or warrants to

subscribe for, purchase or otherwise acquire Common Stock, Series A Preferred Stock or Convertible Securities.

                           "Original Issue Date" shall mean the date on which a
share of Series A Preferred Stock was first issued.

                           "Outstanding" when used with reference to Common
Shares or Capital Shares (collectively, "Shares"), means, on any date of determination, all issued and outstanding Shares, and includes all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that any such Shares directly or indirectly owned or held by or for the account of the Corporation or any Subsidiary of the Corporation shall not be deemed "Outstanding" for purposes hereof.

                           "Pari Passu Securities" has the meaning set forth in
Section 2.1.

                           "Person" means an individual, a corporation, a
partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

                           "Preference Liquidation Event" has the meaning set
forth in Section 4.1(b).

                           "SEC" means the United States Securities and Exchange
Commission.

                           "Securities  Act" means the  Securities  Act of 1933,
as amended, and the rules and regulations of the SEC thereunder, all as in effect at the time.

                           "Senior Securities" has the meaning set forth in
Section 7.1(b).

                           "Subsidiary" means any entity of which securities or
other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Corporation.

All references to "cash" or "$" herein means currency of the United States of America.

                                   ARTICLE 2.
                                      RANK

SECTION 2.1. Rank. The Series A Preferred Stock shall rank (i) prior to the Common Stock; (ii) prior to any class or series of capital stock of the Corporation hereafter created other than "Pari Passu Securities" (collectively, with the Common Stock, "Junior Securities"); and (iii) pari passu with any class or series of capital stock of the Corporation hereafter created specifically ranking on parity with the Series A Preferred Stock ("Pari Passu Securities").

                                   ARTICLE 3.
                                    DIVIDENDS

SECTION 3.1. Dividends.(a) The Corporation shall not be obligated to declare or issue any dividends, except as otherwise provided under Article 4, on the Series A Preferred Stock; provided however, no dividends shall be paid on any shares of Common Stock unless a dividend is paid with respect to all outstanding shares of Series A Preferred Stock in an amount for each such share of Series A Preferred Stock equal to the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series A Preferred Stock could then be converted.

                                   ARTICLE 4.
                             LIQUIDATION PREFERENCE

SECTION 4.1.      Liquidation Preference.

(a) Liquidation Preference. If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of ninety (90) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of Series A Preferred Stock, subject to Article 5, shall have received the Liquidation Preference with respect to each share. After the payment of the Liquidation Preference to the holders of Series A Preferred Stock, the remaining assets shall be distributed ratably to the holders of the Common Stock and the Series A Preferred Stock on an as-converted to Common Stock basis. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such Holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate liquidation preference payable on all such shares.

                  (b) Merger or Sale of Assets. Except as provided in Section 4.1(c), at the option of the Holders, the sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons when the Corporation is not the survivor shall be deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to which the Corporation shall be required to distribute, upon consummation of and as a condition to, such transaction an amount equal to 100% of the Liquidation Preference with respect to each outstanding share of Series A Preferred Stock in accordance with and subject to the terms of this Article 4 (a "Preference Liquidation Event"); provided, that all Holders of Series A Preferred Stock shall be deemed to elect the option set forth above if at least three-quarters in interest of such Holders elect such option.

                  (c) Merger for Other Securities. In the case of mergers or consolidations of the Corporation where holders of Common Stock of the Corporation receive, in exchange for such Common Stock, common stock or preferred stock in the surviving entity (whether or not such surviving entity is the Corporation) of such merger or consolidation, or common stock or preferred stock of another entity (in either case, such preferred stock to be received in exchange for common stock is herein referred to as "Exchanged Preferred Stock"), which is junior as to dividends and upon liquidation, dissolution or winding up to the Series A Preferred Stock, the merger agreement or consolidation agreement shall expressly provide that the Series A Preferred Stock shall become preferred stock of such surviving entity or other entity, as the case may be, with the equivalent rights to the rights set forth in this Certificate; provided however, that if the Exchange Preferred Stock is to be mandatorily redeemed in whole or in part through the operation of a sinking fund, or otherwise, the merger or consolidation agreement shall expressly provide that, or other provisions shall be made so that, all shares of the Series A Preferred Stock or securities received in exchange therefor shall be mandatorily redeemed prior to the first mandatory redemption of the Exchange Preferred Stock; and provided further, that in the event the Corporation or an affiliate of the Corporation, or its successor by merger, consolidation or otherwise optionally redeems or otherwise acquires any or all of the then outstanding shares of Exchanged Preferred Stock, all shares of Series A Preferred Stock or securities received in exchange therefor shall be redeemed. Unless otherwise specified in this Section 4.1(c), any redemption of the Series A Preferred Stock under the terms hereof shall be at the Liquidation Preference amount.

                                   ARTICLE 5.
                          CONVERSION OF PREFERRED STOCK

SECTION 5.1. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"): -

                  (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the Holder thereof, at any time after the Original Issue Date, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.19 by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A Preferred Stock (the "Conversion Price") shall initially be $0.01632 per share of Common Stock. Such initial Conversion Price shall be adjusted as hereinafter provided.

                  (b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Series A Conversion Price upon the earlier of (i) the date specified by vote or written consent or agreement of holders of at least three-quarters (3/4) of the shares of the Series A Preferred Stock then Outstanding or (ii) immediately upon the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act in which the Corporation receives gross proceeds of no less than twenty million dollars ($20,000,000), other than a registration relating solely to a transaction under Rule 145 under the Act (or any successor thereto) or to an employee benefit plan of the Corporation.

                  (c) Mechanics of Conversion. Before any Holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (d) Adjustments to Conversion Price for Certain Diluting Issuances.

                           (i)      No  Adjustment of  Conversion  Price.  Any
provision herein to the contrary notwithstanding, no adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 5(d)(iv) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issue.

                           (ii)     Deemed Issue of Additional  Shares of Common
Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options for Convertible Securities or for Series A Preferred Stock, the conversion or exchange of such Convertible Securities or Series A Preferred Stock, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                    (1)     no further  adjustments in the
Series A Conversion Price shall be made upon the subsequent issue of such Convertible Securities, or Series A Preferred Stock or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities or Series A Preferred Stock;

                                    (2)     if such  Options or  Convertible
Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Series A Preferred Stock);

                                    (3)     upon the  expiration  of any such
Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                            (A)      in the case of  Convertible
Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged;

                                            (B)      in the case of Options for
Convertible Securities or Series A Preferred Stock only the Convertible Securities or Series A Preferred Stock, if any, actually issued upon the exercise thereof were issued at, the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 5(d)) upon the issue of the Convertible Securities or Series A Preferred Stock with respect to which such Options were actually exercised;

                                    (4)     no  readjustment  pursuant to clause
(2) or (3) above shall have the effect of increasing the Series A Conversion Price to an amount which exceeds the lower of (a) the Conversion Price on the original adjustment date, or (b) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                                    (5)     in the case of any  Options  which
expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above.

                           (iii)    Adjustment of Conversion  Price Upon
Issuance of Additional Shares of Common Stock. In the event the Corporation, at any time after the Original Issue Date shall issue Additional Shares of Common Stock without consideration or for a consideration per share less than the Conversion Price in effect on the date of, and immediately prior to, such issue, then, and in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series A Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding Options for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Series A Preferred Stock, Convertible Securities, or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the Conversion Price (or other conversion ratios) resulting from the issuance of the Additional Shares of Common Stock causing the adjustment in question.

                           (iv)     Determination of Consideration. For purposes
of this Section 5(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                    (1)     Cash and Property. Such
consideration shall:

                                            (A)      insofar as it  consists of
cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                            (B)      insofar as it  consists  of
property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                            (C)      in the event  Additional
Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses
(A) and (B) above, as determined in good faith by the Board of Directors.

                                    (2)     Options and  Convertible Securities.
The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5(d)(iii), relating to Options and Convertible Securities shall be determined by dividing:

                                            (A)      the  total  amount,   if
any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities or Series A Preferred Stock, the exercise of such Options for Convertible Securities or Series A Preferred Stock and the conversion or exchange of such Convertible Securities or Series A Preferred Stock by

                                            (B)      the  maximum  number of
shares of Common Stock (as set forth in the instruments relating, thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(e) Adjustments to Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that this Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price for Series A Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(f) Adjustments for Distributions or Dividends in Other Capital Shares. In case the Corporation pays a dividend or makes a distribution on its outstanding Common Stock in, or issues by reclassification of its Common Stock (whether in a merger or consolidation or otherwise), any shares of its Capital Shares other than Common Stock, the holder of any shares of Series A Preferred Stock surrendered for conversion after the record date fixed by the Board of Directors for such dividend, distribution or reclassification shall be entitled to receive the aggregate number and kind of Capital Shares of the Corporation that such holder would have been entitled to receive by virtue of such dividend, distribution or reclassification if such shares of Series A Preferred Stock had been converted immediately before such record date at the Conversion Price then in effect; and the Conversion Price shall be deemed to have been adjusted after such record date to apply to such aggregate number and kind of shares. Such adjustment shall be made successively whenever any of the events listed above shall occur.

(g) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 5(e) above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before that change.

(h) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Original Issue Date there is a capital reorganization of the Common Stock (other than as defined in Section 5(d), or as a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Article 5) as a part of such capital reorganization, provision shall be made so that the Holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 5 with respect to the rights of the Holders of Series A Preferred Stock after the capital reorganization to the end that the provisions of this Section 5(h) (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(i) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder of Series A Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

(j) Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;
(iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the Holders of Series A Preferred Stock:

                           (1)      at least  twenty (20) days' prior  written
notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

                           (2)      in the case of the matters  referred to in
(iii) and (iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other properly deliverable upon the occurrence of such event).

(k) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any Holder in connection with any such conversion.

(l) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

(m) Fractional Shares. No fractional share shall be required to be issued by the Corporation upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall have the option, in lieu of issuing any fractional share, to pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

(n) Notices. Any notice required by the provisions of this Article 5 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, or if sent by facsimile or delivered personally by hand or nationally recognized courier and addressed to each holder of record at such holder's address or facsimile number appearing in the records of the Corporation.

                  Section 5.2 No Impairment. This Corporation will not, by amendment of its Certificate or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Article 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

                                    ARTICLE 6.
                                  VOTING RIGHTS

                  Section 6.1. Voting Rights. Each Holder of shares of the Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except for (i) the election of directors, (ii) as otherwise expressly provided herein or (iii) as required by law) voting together with the Common Stock as a single class, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each Holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

                  Section 6.2.    Right to Elect One Director or Board Observer.

(a) Election of Director. The Board of Directors shall consist of not more than five (5) members. The Holders of Series A Preferred Stock, voting together as a class, shall be entitled to elect one (1) member of the Board of Directors at each meeting of the holders of Common Stock or pursuant to each consent of the holders of Common Stock for the election of directors. For purposes of electing the director under this Section 6.2, the Holders of Series A Preferred Stock shall have the right, upon ten (10) days prior written notice to the Corporation, to cumulate the number of shares of Series A Preferred Stock entitled to vote. In such event, the Corporation shall notify every other Holder of Series A Preferred Stock of the election to cumulate votes. In case of any vacancy in the office of a director occurring among the directors elected by the Holders of the Series A Preferred Stock, the remaining director or directors so elected by the Holders of the Series A Preferred Stock may, by affirmative vote of a majority of said directors, elect a successor or successors to hold the office for the remainder of the term of that director. Any director elected by the Holders of Series A Preferred Stock as provided in this Section 6.2 may be removed as a director, whether with or without cause, only by the affirmative vote of the Holders of at least three-quarters of the Outstanding Series A Preferred Stock.

(b) Observer Rights. Any Director elected by the Holders of Series A Preferred Stock under Section 6.2(a) may decline such Board position and, instead, elect to serve the remainder of the term as an ex officio member of the Corporation's Board, which such member shall receive notices of, and related materials for discussion at, and shall be entitled to attend and participate in all meetings of, the Corporation's Board, as well as all meetings of committees of the Corporation's Board, which notices and related materials shall be delivered to such person at the same time and in the same manner as such communications are given to members of the Corporation's Board. Such person shall be reimbursed for the costs and expenses of his or her attendance at all such meetings in the same manner and in the same amounts as are members of the Corporation's Board, and such designee shall receive the same compensation for attendance at meetings of the Company's Board of Directors, including Committee meetings, as is received by the independent, non-employee members of the Company's Board of Directors.

                  Section 6.3. Notice of Meeting of Stockholders. Notwithstanding the above, the Corporation shall provide each Holder of Series A Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each Holder, at least thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such action is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

                  Section 6.4. Voting Rights under GBC. To the extent that under the GBC the vote of the Holders of the Series A Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least three-quarters of the shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum thereof is present or by written consent of at least three-quarters of the shares of Series A Preferred Stock (except as otherwise may be required under the GBC) shall constitute the approval of such action by the class. To the extent that under the GBC Holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall be entitled to the number of votes as if the Series A Preferred Stock had been converted in accordance with Section 5 immediately prior to the record date. Holders of the Series A Preferred Stock shall be entitled to notice of all shareholder meetings or written consents of shareholders of the Corporation (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote or consent, which notice would be provided pursuant to the Corporation's bylaws and the GBC.

                                    ARTICLE 7.
                              PROTECTIVE PROVISIONS

                  Section 7.1. Protective Provisions. So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the GBC) of the Holders of at least three-quarters of the then Outstanding shares of Series A Preferred Stock:

(a) alter or change the rights, preferences or privileges of the Series A Preferred Stock;

(b) create any new class or series of capital stock having a preference over, or being Pari Passu Securities to, the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation ("Senior Securities") or alter or change the rights, preferences or privileges of any Senior Securities so as to affect adversely the Series A Preferred Stock;

(c)      increase the authorized number of shares of Series A Preferred Stock;

(d) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the Common Stock, Junior Securities or Pari Passu Securities.

(e) effect any sale, lease, assignment, transfer, or other conveyance of all substantially all of the assets of the Corporation or any of its subsidiaries, or any consolidation or merger involving the Corporation or any of its subsidiaries, or the dissolution, liquidation, and winding up of the Corporation.

In the event holders of at least three-quarters of the then Outstanding shares of Series A Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, pursuant to subsection (a) above, so as to affect the Series A Preferred Stock, then the Corporation will deliver notice of such approved change to the Holders of the Series A Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) days to convert pursuant to the terms of this Amendment as they exist prior to such alteration or change or continue to hold their shares of Series A Preferred Stock.

                                    ARTICLE 8.
                                  MISCELLANEOUS

SECTION 8.1. Loss, Theft, Destruction of Preferred Stock. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of shares of Series A Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Series A Preferred Stock, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated shares of Series A Preferred Stock, new shares of Series A Preferred Stock of like tenor. The Series A Preferred Stock shall be held and owned upon the express condition that the provisions of this Section 8.1 are exclusive with respect to the replacement of mutilated, destroyed, lost or stolen shares of Series A Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

SECTION 8.2. Register. The Corporation shall keep at its principal office a register in which the Corporation shall provide for the registration of the Series A Preferred Stock. Upon any transfer of the Series A Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on the Series A Preferred Stock register. The Corporation may deem the person in whose name the Series A Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Series A Preferred Stock for the purpose of receiving payment of dividends on the Series A Preferred Stock, for the conversion of the Series A Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversions shall be valid and effective to satisfy and discharge the liability upon the Series A Preferred Stock to the extent of the sum or sums so paid or the conversion or conversions so made.

SECTION 8.3. Withholding. To the extent required by applicable law, the Corporation may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Corporation from any payments made pursuant to the Series A Preferred Stock.

SECTION 8.4. Headings. The headings of the Articles and Sections of this Certificate are inserted for convenience only and do not constitute a part of this Certificate.

                  IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf by its President and attested to this 1st day of February, 2002.

                                   SAVE ON ENERGY, INC.




                                   By: /s/ Robert Stiles
                                      -------------------
                                           Robert Stiles, President


         Attested:


                                   By: /s/ Jeffrey Davis
                                       ---------------------
                                           Jeffrey Davis, Secretary